Exhibit 99.1

For Immediate Release	Contact: Annie Howell, 240-893-9757
Monday, March 7, 2011	anniehowell@hallmarkchannel.com

ANDREW ROOKE IS NAMED EXECUTIVE VICE PRESIDENT

& CHIEF FINANCIAL OFFICER, CROWN MEDIA HOLDINGS, INC.

STUDIO CITY, CA, March 7 — Veteran finance executive, Andrew Rooke, today joined Crown Media Holdings, Inc. (NASDAQ: CRWN) as Executive Vice President and Chief Financial Officer.  The announcement was made by Bill Abbott, President and Chief Executive Officer to whom Rooke will report.

“Andy brings superior financial experience to Crown Media and we are beyond delighted to welcome him to the company” said Abbott. “By joining Hallmark Channel and Hallmark Movie Channel at this time of exciting growth and opportunity, Andy’s leadership will play an integral role in driving our business forward.”

The EVP & Chief Financial Officer is responsible for planning, directing and controlling the financial functions of Crown Media Holdings, Inc. and its correlating networks — Hallmark Channel and Hallmark Movie Channel.  This integral leadership position actively participates in decisions pertaining to strategic initiatives, operating models and operational execution.

Rooke will lead the development and execution of Crown Media’s strategic business model, operational plans, projects, programs and systems.  He will act as a liaison with the Crown Media Board of Directors and subcommittees as well as with key finance executives of Hallmark Cards, Inc., the company’s outside bankers, financial advisors and shareholders.  Rooke will also oversee essential business departments that include Information Technology, Technical Operations and Human Resources/Administration.

Prior to joining Crown Media, Andy worked in top finance positions at News Corporation’s Twentieth Television, MySpace.com and Fox Entertainment Group, and Time Warner’s Warner Bros.

During his tenure as CFO of Twentieth Television, Rooke led the finance and operations of its television syndication, production and advertising businesses.  Andy began his career with distinguished organizations including Deloitte & Touche in Los Angeles, California and London, England and Cape & Dalgleish CA in London.

Rooke received a Bachelor of Science degree in Mathematics from Durham University in England.  Andy resides in San Marino, CA with his wife and four children.

About Crown Media Holdings

Crown Media Holdings, Inc. (NASDAQ:CRWN) owns and operates cable television channels dedicated to high quality, broad appeal, entertainment programming. The Company currently operates and distributes Hallmark Channel in both high definition (HD) and standard definition (SD) to over 87 million subscribers in the U.S. Hallmark Channel is the nation’s leading network in providing quality family programming with an ambitious slate of original TV movies and general entertainment, and is the home of The Martha Stewart Show and other home and lifestyle content. Hallmark Channel’s sibling network is Hallmark Movie Channel, also available in HD and SD, distributed to more than 40 million homes and one of America’s fastest-growing cable networks. Hallmark Movie Channel provides family-friendly movies with a mix of classic theatrical films, presentations from the acclaimed Hallmark Hall of Fame library, original Hallmark Channel movies and special events.

For more information, please visit www.hallmarkchannelpress.com.

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